Exhibit 99.2

Essex Rental Corp.
Q1’09 Earnings Conference Call
Moderator: Ron Schad
May 5, 2009
8:00 a.m. CT

Operator:
Good day, everyone, and welcome to the Essex Rental Corporation First Quarter 2009 Conference Call.  At this time I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode.

I will now turn the conference over to Melissa Dixon of the Equity Group, Investor Relations for Essex Rental Corporation. Please go ahead, ma'am.

Melissa Dixon:
Thank you, Regina.  Good morning, everyone.  Thank you for joining us today.  Our speakers today will be Ron Schad, CEO of Essex Rental Corp., and Marty Kroll, CFO of Essex Rental Corp.  Laurence Levy, Chairman of Essex Rental Corp. will join us for the question-and-answer session of the call.

Before we get started I would like to remind everyone that statements during today's call might contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Those statements include statements regarding intent and belief or current expectations of Essex and its management team.  These statements may be identified by the use of words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “should,” “seek,” and similar expressions.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially than those projected in the forward-looking statements.

Important factors that could cause actual results to differ materially from Essex's expectations include, without limitation, a continued availability of Essex to successfully execute its business plan, demand for the products and services Essex provides through it's subsidiary Essex Crane Rental Corp., general economic conditions, geo-political events and regulatory changes, as well as other relevant risks detailed in the filings with the Securities and Exchange Commission.

Essex undertakes no obligation to publically update any forward-looking statements for any reason even if new information becomes available or other events occur in the future.  I'd now like to turn the call over to Ron Schad, President and CEO of Essex Rental Corp.  Please go ahead, Ron.

Ron Schad:
Thank you, Melissa.  Good morning and welcome to Essex's First Quarter 2009 Conference Call.  Marty Kroll, our Chief Financial Officer and I will summarize our first quarter results, share our insights on our expectations for the year as a whole and then open up the call for your questions.

Similar to many other companies, during the first quarter of 2009 we experienced a slowdown in business activity.  Based on a thorough evaluation of our business, we believe that the softness in our results was not caused by any fundamental competitive shifts or a flaw in our long-term business strategy to focus on heavier lift capacity equipment.

Instead, we believe that the slowdown that we have experienced is a result of current weakness in the overall infrastructure and construction markets, due in large part to uncertainty on the part of our private customers as to the direction of their own businesses and the credit markets.  Specifically, we are experiencing a number of project start ups that by their nature cannot be permanently canceled, but instead are being delayed to a later date.

As an example, we were selected to provide equipment to a petro-chemical customer who is required to undertake a project to meet environmental compliance prior to 2011.  Rather than proceed today, as had been their original intention, the customer decided to put the project on hold for the time being and to readdress their state date in the next 12 months.

As it relates to publicly funded projects, specifically those being funded by the American Recovery and Reinvestment Act of 2009, much of the money for these infrastructure initiatives is only now being appropriated to discreet projects.  As such, we are several months away from the kickoff of these projects.

As an example, the Act has allocated approximately $50 billion in funding for transportation related projects of which a significant portion will be for a large bridge construction that will demand the use of crawler cranes.

As recently as last week, the Army Corps of Engineers released a listing of projects to be funded by the American Recovery and Reinvestment Act.  In addition, approximately $4.6 billion was appropriated to the Corps for Civil Works projects.

At this point in time, approximately 90 percent of the specified and approved projects are in the planning stages, which we anticipate will result in an increase in level of firm orders placed for crawler cranes later this year.

We are actively engaged in monitoring and/or quoting on a significant number of these situations and believe that given the size of our fleet, we are well positioned to meaningfully participate in the awards.

In summary, given the high level of sophistication of our sales tracking system and the granularity of the information that it provides, I am confident that we are not losing market share to competitors.

Furthermore, while I am not satisfied with our current utilization rates, an increase in quoting activity and constant communication with our customers indicate that the decline is abating.  Specifically, we expect the monthly decline and the number of cranes on rent, which is caused by more rental ends than rental starts, to be lower in April and May than the average monthly decline that we experienced in the first quarter of 2009.

Also, our quoting activity level has improved relative to the mid-December through January time period, and is now consistent with what we were experiencing in the first quarter of 2008.  In response to the slowdown in our business and the economic and industry climate, we have already implemented many proactive cost cutting measures.

We have reviewed and reduced our cost structure while continuing to focus on generating strong EBITDA and free cash flow.  Specifically, on the cost side of our operations, we have reduced head count, eliminated discretionary expenses wherever possible, decreased the use of third-party vendors that were performing maintenance on our cranes, and reduced overtime and associated expenses.

In addition to our well-designed bonus programs which reduce compensation as Rental EBITDA declines, our entire executive group has reduced its base pay cash compensation.  We project that these actions in addition to other costs reduction initiatives under way will result in over $3.5 million in annualized savings.  We believe these initiatives are prudent in light of the current macro economic environment, and will not detract from the long-term value of the business.

In the first quarter of 2009, while down from the first quarter of 2008, we continued to generate strong EBITDA and free cash flow, which is a validation of our strategy to invest in higher lifting capacity cranes that generate increased rental rates and utilization.  We are still seeing ongoing opportunities in the used crane market to dispose of our older, lower-lift capacity cranes.

In the first quarter, we sold three cranes which generated net cash proceeds of $2.0 million.  On average, we were able to achieve approximately 110 percent of orderly liquidation value from the sale of these cranes.  This trend continued in April as we sold over $1 million in used cranes at an average of 118 percent of orderly liquidation value.  We continue to see strong interest in our used equipment from international customers and from end users wanting to permanently install a crane on a barge or at other locations.

In response to the slower current booking environment that we are experiencing, we feel it is prudent to temporarily slow down the purchase of new cranes.  Accordingly, while we took delivery of $8.6 million of new cranes and attachments in the first quarter of 2009 that had been ordered in 2008 and earlier, we are re-evaluating significant further crane investments in 2009 until we see improving demand in our end markets.   Our ability to defer capital expenditures without jeopardizing the long-term free cash flow characteristics of the business is yet another benefit of having assets, which if properly maintained, have a 50 year economic life.

Essex is a strong company with a market leading position, long-lived assets which retain their value, strong cash flow generating capability and a highly motivated management team and Board of Directors that own over 20 percent of the common shares outstanding.  With the steps that we have taken to manage our business through the current environment and the rental revenue backlog of $30.3 million at 2008 year end, which was approximately 50 percent of 2008 rental revenue, we are reaffirming our guidance of 15 percent to 20 percent after tax free cash flow on invested equity of over $80 million.  We define “after tax free cash flow” as being EBITDA less interest, cash taxes and all maintenance and growth capital expenditures.  This equates to an after tax free cash flow of $0.90 to $1.20 per share during 2009.

I will now turn the call over to Marty Kroll, Chief Financial Officer of Essex Rental Corporation, to discuss the financial results for the first quarter of 2009.

Marty Kroll:
Thanks Ron.  Before I review the first quarter 2009 results, I would like to point out that the results I will discuss are those of Essex Rental Corp. and provide a comparison of our results of operations for the three months ended March 31, 2009 to the corresponding results of Essex Crane Rental Corp., our operating subsidiary, for the three months ended March 31, 2008.

Management believes that in addition to after tax free cash flow, one of our key business metrics is Rental EBITDA, a non-GAAP financial measure, and Rental EBITDA figures referred to in this discussion have been reconciled to Income from Operations in our press release issued this morning, where we initially disclosed Essex's first quarter 2009 financial results.

Essex’s total rental-related revenue for first quarter 2009, which includes revenue from rentals, repair and maintenance, and transportation services, but excludes used rental equipment sales, was $15.0 million compared to $17.2 million for the first quarter of 2008.  The decline was primarily due to lower equipment rental revenue of $12.2 million for the first three months ended March 31, 2009, compared to $13.9 million in Essex Crane's comparable quarter in 2008.

For the first quarter of 2009, the monthly average rental rate increased 18.9 percent to $22,794 from $19,163 in the first quarter of 2008.  On a days' method for the quarter ended March 31, 2009, the total number of actual crane rental days was 57.2 percent down from 72.6 percent in the same period last year.  While our overall utilization rate is down materially in the quarter, it is important to note that our utilization rate for our heavier lifting equipment, which generates the majority of our cash flow, continued to be strong.  The cranes with capacity over 175 tons represents 85 percent of our orderly liquidation value of our entire fleet and generate well in excess of a majority of our profits as they tend to rent for much higher rates.

SG&A expenses were $3.1 million, representing 20.7 percent of total revenues, excluding depreciation and amortization, for the quarter, compared to $2.5 million or 14.4 percent of total revenue for 2008.  The increase in SG&A expenses for the first quarter 2009 was entirely due to the $600,000 of public company expenses that did not exist is Essex Crane’s first quarter 2008.

Rental EBITDA, which included insurance related items, was $7.7 million for the quarter ended March 31, 2009 as compared to $9.3 million in the first quarter 2008.

Net income in the first quarter was 2.1 million or $0.15 per common share.  As Ron previously mentioned, we are reaffirming our guidance on generating a 15 percent to 20 percent after tax free cash flow return on approximately $80 million of equity invested capital in the business.  This after tax free cash flow should approximate between $0.90 and a $1.20 per common share in 2009.  We continue to believe that this is a good metric indicator of the powerful free cash flow characteristics of our business.  It is our present intention to use this cash to pay down debt and to continue to repurchase our shares and warrants.

In regard to the 12 million stock and warrant repurchase program announced in the third quarter of 2008, we have bought back approximately 1.5 million warrants and a limited number of common shares.  We have spent a total of approximately $1.8 million to date and plan to continue this repurchase program.

As of March 31, 2009, we had $46.3 million of availability under our $190 million five year credit facility.  We have locked in the interest rate on approximately $100 million of our debt for a four year period at 4.96 percent.  The interest rate on the remainder of our debt outstanding is one month LIBOR plus 225 basis points or approximately 2.75 percent at current interest rates.  Our debt is a five year revolving facility with no amortization.

Operator we would like to open up the call for questions and answers.

Operator:
At this time if you would like to ask a question press star then the number 1 on your telephone key pad.  If you would like to withdraw your question press the pound key.  Your question will be taken in the order that it is received.  Please stand by for your first questions.

Our first question comes from (Jim Giannakouros) with Oppenheimer. Please go ahead with your question.

(Jim Giannakouros):
Hi guys.  You mentioned you not losing any market share.  I assume particularly in your larger cranes.  Can you talked about what you're seeing in pricing both for the larger and also for the lower capacity?

Ron Schad:	Jim, this is Ron Schad. We are seeing some pricing pressure as you would expect, utilization declines, but you know we tend to be the price leader as rates increase and utilization rates increase.

And it has been always been our strategy to not be a price leader in a declining market so we're using our sales force and our lead generation data base to look specifically for jobs that are not necessarily as price sensitive where we're better positioned with maybe a unique attachment that does the job better, equipment location where we have lower transportation cost than some of the competitors and go hard after those jobs with that strategy rather than you know allowing the rental rate reductions.

But there is always going to be some pressure on the cranes. You know part of our strategy also is go to the larger cranes, there’s just less of those in the market place so it's not as disruptive of a market place in times like this than if we were faced with a fleet of all smaller cranes where there is many more local competitors.

So we're seeing less disruption there as well because of the shift to larger cranes versus the smaller cranes.

(Jim Giannakouros):
Ok that's helpful and I guess a follow up question.  Did you mention or are there any end markets that you're finding particularly stronger I guess on a relative basis currently, and what you're seeing as far as stimulus dollars flowing.  Any early indications in certain end markets relative to others that are a looking just a little bit more attractive currently?

Ron Schad:
The way I'd like to address that is all through last year although we had a fabulous 2008 we were somewhat disappointed in our public works projects, infrastructure related projects you know driven by federal and state dollars primarily the heavy highway bridge jobs and many of the civil works projects on levy construction, dam and water construction water treatment facilities.

Those types of projects were not as a robust a market as we had expected and I will say that early indications are that the stimulus funds will help at least get those projects back on track.  So although I won't say they are you know extremely strong they're improving over last year.  And that's a market we're very hopeful of continuing to move along.

Additionally, the wind power market slowed down towards the end of last year primarily caused by credit concerns and availability of credit for those projects.  And the early indications are that that's being resolved.  In fact, later today and the rest of this week I'll be attending a large wind power show in Chicago here.  Early indications are that that market is correcting itself as well.

(Jim Giannakouros):	Ok, thank you.

Operator:	Again if you would like to ask a question please press star and the number 1 on your telephone key pad. The next question comes from (A.J. Guido) with Golden Tree.

(A.J. Guido):	Hi guys how are you?

Ron:	Good, how are you A.J.?

(A.J. Guido):
Good, hey I read the press release and I missed a little bit of the call so I'm not sure if you mentioned this, but you guys had mentioned that you know with the back half of the first quarter you were seeing increased quoting activity which usually leads to increase bookings.  Is there any type of time lag that you know is typical from the time you see the quoting activity and then you start to see the bookings or is it you know just – there's no correlation I guess as far as time goes?

Ron Schad:
Well, historically, A.J, there's been a time lag of about three to six months from a level of quoting, but depending upon whether we're quoting a project to a client who's already got the award or if he's one of multiple people seeking the award.  We think that it's going to be similar activity, but it could stretch out a little longer primarily because the banks are pushing very hard with the end users to make sure they have all of their bids in a row before they finance the project.  So there is a lag typically, historically it's been in that three to six month period.

(A.J. Guido):	Ok thanks guys.

Operator:	Once again to ask a question please press star and the number 1 on your telephone key pad. There are no further questions so we now turn the conference back to management.

Ron Schad:
Thank you all for joining us today and for your continued interest and investment in Essex.  If you have any additional questions please feel free to contact me or Marty at any time.  Thank you all and have a nice day.

Operator:	Ladies and Gentlemen this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END